Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Kyndryl Holdings, Inc. of our report dated March 10, 2022, except for the change in measure of segment operating performance discussed in Note 4 and the effects of the revision discussed in Note 19 to the consolidated financial statements, as to which the date is May 26, 2022, relating to the financial statements, which appears in Kyndryl Holdings, Inc.'s Current Report on Form 8-K/A dated May 27, 2022.

/s/ PricewaterhouseCoopers LLP
New York, New York
July 29, 2022